Exhibit 4.10
DEBENTURE REDEMPTION AGREEMENT
This DEBENTURE Redemption Agreement (the “Agreement”) is made and entered into as of the 17th day of August, 2007 by and among PURE EARTH, INC., a Delaware corporation (the “Company”) and DYNAMIC DECISIONS STRATEGIC OPPORTUNITIES, a Cayman Islands corporation (the “Holder”).
BACKGROUND
The Holder is presently the legal, beneficial and registered holder of (i) that certain $300,000 principal amount, 9% Convertible Debenture Due July 31, 2008 issued by the Company on July 31, 2006 and (ii) that certain $500,000 principal amount, 9% Convertible Debenture Due July 31, 2008 issued by the Company on June 30, 2006 (collectively referred to herein as the “Debentures”). The Holder now desires to sell, transfer and assign the Debentures to the Company, and the Company desires to redeem the Debentures from the Holder in accordance with the terms and conditions set forth in this Agreement (the “Redemption”). The Holder is also the record and beneficial owners of 169,850 shares of the Company’s common stock, acquired by the Holder in open market transactions (the “PEI Stock”). Contemporaneously with the execution and delivery of this Agreement and as a condition hereto, Holder will enter into a stock purchase agreement (which shall be fully assignable and transferable in whole or in part) to purchase the PEI Stock for $2.355 per share, all as more fully set forth in a Stock Purchase Agreement in the form and substance attached hereto as Exhibit A.
NOW, THEREFORE, intending to be legally bound, and in consideration of the premises, mutual covenants, promises, agreements and undertakings, and the representations and warranties contained herein, the parties hereto agree as follows:
1. Sale and Redemption of Debentures. On the Closing Date (defined below), subject to the terms and conditions contained in this Agreement, the Holder hereby agrees to sell, transfer, assign and deliver to the Company, and the Company hereby agrees to purchase by way of redemption and accept the Debentures (including, without limitation, all rights to receive unpaid interest thereon, whether or not accrued, and all other rights and benefits incident to the ownership of the Debentures), for the Purchase Price (as defined below).
2. Purchase Price. On the Closing Date, the Company shall pay to the Holder an aggregate sum of Five Hundred Fifty Thousand Dollars ($550,000.00) (the “Purchase Price”). As noted above, the Purchase Price is inclusive of any and all unpaid interest as of the Closing Date.
3. Manner of Payment. The Purchase Price will be paid by wire transfer of immediately available funds to Holder’s account at JP Morgan Chase Bank. Wire transfer instructions are as follows:
JP Morgan Chase, New York
ABA 021000021
A/C Morgan Stanley & Co Intl PLC
A/C 400 333139
Rif 04F13610 DDG
4. Closing Date. The “Closing Date” hereunder shall take place on October 4, 2007, or such other date as the parties shall agree upon in writing, and shall be effected through the delivery by each party of its deliverables to an escrow agent designated by the Company by written notice to Holder within ten (10) business days after the date hereof and reasonably acceptable to Holder, which escrow agent shall be either (i) an attorney licensed to practice law in the State of New York or the State of Pennsylvania, or (ii) a United States federally or state chartered bank (herein referred to as the “Escrow Agent ”) as follows:
(a) Within five (5) business days after the notice of designation of the Escrow Agent is delivered to Holder, the Holder shall deliver to Escrow Agent the original Debentures; and
(b) On or before October 1, 2007, the Company shall deliver to the Escrow Agent, good funds in the amount of the Purchase Price.

On the Closing Date, assuming each of the Company and the Holder has performed its obligations described above in this Section 4, the Escrow Agent shall automatically and without any further act or action on the part of any other party, (i) wire the Purchase Price to the Holder in the manner set forth in Section 3 above and (ii) deliver the Debentures to the Company for cancellation. The failure by either the Company or the Holder to timely comply with its obligations set forth herein shall be a material breach of this Agreement.
5. Representations of the Company. The Company hereby represents and warrants to the Holder the following:
(a) The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.
(b) All corporate action required by the Company in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby has been taken and the Company is fully authorized to enter into and to perform its obligations under this Agreement.
(c) This Agreement is binding on the Company and is enforceable in accordance with its terms.
6. Representations of the Holder. The Holder hereby represents and warrants to the Company the following:
(a) As of the date hereof, the Holder is the sole legal, beneficial and registered owner of the Debentures, free and clear of all liens, charges, encumbrances and claims whatsoever. The Holder has never pledged, assigned, sold, optioned or otherwise hypothecated or transferred any right, title, or interest in or to the Debentures to any person. Upon consummation of the transactions contemplated by this Agreement, Holder shall have transferred good title to such Debentures to the Company, free and clear of all liens, charges, encumbrances and claims whatsoever.
(b) The Holder is knowledgeable as to the business and affairs of the Company, its financial position, and as to the fair value of Holder’s Debentures and its interest in the Company. Holder has been provided such information, or access thereto, with respect to the Company as Holder has requested and deems necessary in connection with its decision to enter into this Agreement and the transactions contemplated hereby.
(c) The Holder has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions.
(d) All action on the Holder’s part required for the lawful execution, delivery and performance of this Agreement has been taken.
(e) This Agreement is binding on the Holder and is enforceable in accordance with its terms.
7. Indemnification by Holder. The Holder agrees to indemnify, defend and hold harmless the Company from and against all demands, claims, actions or causes of actions, assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and attorneys’ fees and expenses (collectively, the “Liabilities”), resulting from or arising out of any misrepresentation, breach of representation or warranty or non-fulfillment of any agreement or covenant on the part of the Holder under this Agreement.
8. Indemnification by the Company. The Company agrees to indemnify, defend and hold harmless the Holder from and against all Liabilities resulting from or arising out of any misrepresentation, breach of representation or warranty or non-fulfillment of any agreement or covenant on the part of the Company under this Agreement.
9. Survival of Representations. Warranties and Covenants. The warranties, representations and covenants of the parties will survive the closing of the transactions hereunder.
10. Notices. All notices provided for or contemplated herein shall be addressed as follows and shall be sent via registered or certified mail or overnight delivery or may be sent via Telecopier, with confirmation of delivery by the transmitting equipment:

If to Seller:	Dynamic Decisions Strategic Opportunities
Attn: Marta Renzetti
28 Ives Street
SW3 2ND London
Tel: +44 (0)207 590 5560
Fax: +44 (0) 207 584 2157

If to the Buyers or any of them:	c/o Pure Earth, Inc.
One Neshaminy Interplex, Suite 201
Trevose, PA 19053
Tel: (215) 639-8755
Fax (215) 639-8756
or to such other addresses as the parties may specify in writing.
11. Governing Provisions.
(a) Each party to this Agreement agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.
(b) The provisions of this Agreement may be waived, altered, amended, or repealed, in whole or in part, only on the written consent of all parties to this Agreement.
(c) This Agreement shall be binding upon and shall inure to the benefit of the Company and any and all successors and assigns of the Company. This Agreement shall be binding upon and inure to the benefit the Holder and its successors and permitted assigns. This Agreement may be assigned by the Company and may not be assigned by the Holder.
(d) This Agreement constitutes the entire agreement and understanding of the parties on the subject matters hereof and supersedes any and all prior and contemporaneous agreements and understandings of the parties.
(e) It is intended that each paragraph of this Agreement shall be viewed as separate and divisible and, if any paragraph shall be held to be invalid, the remaining paragraphs shall continue to be in full force and effect. The headings of paragraphs are for convenience only; they are not part of this Agreement and shall not affect its interpretation.
(f) This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware. Each party consents to the exclusive jurisdiction and venue of the state and federal courts located in the City of New York, Borough of Manhattan (the “New York Courts”) for the resolution of all disputes hereunder. Each party hereto irrevocably waives and agrees not to assert in any suit, action or proceeding any claim that it is not personally subject to the jurisdiction of such New York Courts or that the New York Courts are improper or an inconvenient venue for such proceedings. Each party waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof of via registered or certified mail or overnight delivery to such party at the address in effect for notices to it under this Agreement.
(g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(h) No failure or delay on the part of any party to exercise any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or of any other right, power, or remedy.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date first above written.

HOLDER

DYNAMIC DECISIONS STRATEGIC OPPORTUNITIES

By:	/s/ Alberto Micalizzi

Alberto Micalizzi, Chairman

COMPANY

PURE EARTH, INC.

By:	/s/ Brent Kopenhaver

Brent Kopenhaver, Executive Vice President,
Chairman of Board